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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE


                                              For further information contact:
                                              Donald A. Williams, Chairman & CEO
                                              Michael J. Janosco Jr., CFO
                                              413-568-1911


Westfield Financial, Inc. Declares Dividend and Reports Results for the Quarter Ended June 30, 2007

Westfield, Massachusetts, July 18, 2007: (AMEX:WFD) Westfield Financial, Inc. (the "Company"), the holding company for Westfield Bank (the "Bank"), reported net income of $1.9 million for the quarter ended June 30, 2007 compared to $1.3 million for the same period in 2006. This represents earnings of $0.06 per diluted share for the quarter ended June 30, 2007, compared to $0.04 per diluted share for the same period in 2006.

The increase in earnings was primarily the result of an increase in net interest income. Net interest income was $7.4 million for the three months ended June 30, 2007 and $5.9 million for the same period in 2006. The increase in net interest income was mainly due to a $163.8 million increase in average earning assets as a result of funds raised in the second step stock offering. The net interest margin, on a tax equivalent basis, was 3.25% for the three months ended June 30, 2007, compared to 3.19% for the same period in 2006.

Noninterest expense for the three months ended June 30, 2007 was $5.6 million, compared to $4.9 million for the same period in 2006. Salaries and benefits increased $301,000 as a result of hiring new employees and normal increases in expenses related to employee salaries and benefits. Much of the new hiring was associated with a new Westfield Bank branch which opened for business during the second quarter of 2007.

Advertising and marketing expense increased $137,000 for the three months ended June 30, 2007 compared to the same period in 2006. Also, charitable contributions increased $93,000 for the three months ended June 30, 2007 compared to the same period in 2006. For advertising and marketing expense, as well as charitable contributions, management authorized a larger portion of the anticipated annual expenditures in the three months ended June 30, 2007.

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Dividend Declaration

Donald A. Williams, Chairman and Chief Executive Officer stated, "On July 17, 2007, the Board of Directors declared a regular cash dividend of $0.05 per share, payable on August 23, 2007, to all shareholders of record on August 9, 2007."

Balance Sheet Growth

Total assets increased $34.8 million to over $1.0 billion at June 30, 2007 from $996.8 million at December 31, 2006.

Investment securities increased $80.1 million, to $489.1 million at June 30, 2007 from $409.0 million at December 31, 2006. Investment securities increased as Management invested the proceeds of the second step stock offering. Cash and cash equivalents decreased $69.4 million, to $85.1 million at June 30, 2007 from $154.5 million at December 31, 2006. The decrease in cash and cash equivalents is the result of using funds to purchase investment securities.

Net loans increased by $9.5 million, to $394.7 million at June 30, 2007 from $385.2 million at December 31, 2006. This was primarily the result of an increase of $14.2 million in commercial and industrial loans, which were $114.6 million at June 30, 2007 and $100.4 million at December 31, 2006. Commercial real estate loans decreased $1.6 million, to $172.8 million at June 30, 2007 from $174.5 million at December 31, 2006. This was primarily due to a single commercial relationship that divested real estate holdings and paid off loans totaling $10.2 million. This was partially offset by new commercial loan originations.

James Hagan, President and COO, stated "While the balance in our commercial and industrial loan portfolio held steady in 2006, we are pleased with the growth in these loans during the first half of 2007. Our strategy emphasizes commercial relationships and I feel that Westfield Bank has built a good platform from which to grow."

Asset growth was funded primarily through a $25.0 million increase in Federal Home Loan Bank borrowings, which totaled $80.0 million at June 30, 2007. In addition, customer repurchase agreements increased $2.4 million to $20.3 million at June 30, 2007 from $17.9 million at December 31, 2006. All of Westfield Bank's customer repurchase agreements at June 30, 2007 were held by commercial customers. Total deposits increased $2.8 million to $630.3 million at June 30, 2007 from $627.5 million at December 31, 2006.

Stockholders' equity at June 30, 2007 and December 31, 2006 was $293.3 million and $289.4 million, respectively, which represented 28.4% of total assets as of June 30, 2007 and 29.0% of total assets as of December 31, 2006.

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Credit Quality

Nonperforming loans were $1.0 million at both June 30, 2007 and December 31, 2006. This represents 0.25% of total loans at June 30, 2007 and 0.26% of total loans at December 31, 2006.

The allowance for loan losses was $5.7 million at June 30, 2007 and $5.4 million at December 31, 2006. This represents 1.42% of total loans at June 30, 2007 and 1.39% of total loans at December 31, 2006. At these levels, the allowance for loan losses as a percentage of nonperforming loans was 563% at June 30, 2007 and 529% at December 31, 2006.

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts. The Bank's deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
          Selected Consolidated Statement of Operations and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                                Three Months Ended             Six Months Ended
                                                     June 30,                      June 30,

                                                2007           2006           2007           2006
                                                ----           ----           ----           ----
Interest and dividend income                $    13,059    $    10,613    $    25,903    $    20,542
Interest expense                                  5,646          4,702         10,969          8,852
                                            -----------    -----------    -----------    -----------

Net interest and dividend income                  7,413          5,911         14,934         11,690
Provision for loan losses                            75            200            175            275
                                            -----------    -----------    -----------    -----------

Net interest and dividend income after
 provision for loan losses                        7,338          5,711         14,759         11,415
Noninterest income                                  974            883          1,793          1,736
Noninterest expense                               5,581          4,904         10,887          9,698
                                            -----------    -----------    -----------    -----------

Income before income taxes                        2,731          1,690          5,665          3,453
Income taxes                                        826            430          1,740            879
                                            -----------    -----------    -----------    -----------
Net income                                  $     1,905    $     1,260    $     3,925    $     2,574
                                            ===========    ===========    ===========    ===========


Basic earnings per share (1)                $      0.06    $      0.04    $      0.13    $      0.08

Average shares outstanding (1)               30,120,536     30,547,810     30,107,957     30,544,387

Diluted earnings per share (1)              $      0.06    $      0.04    $      0.13    $      0.08

Diluted average shares outstanding (1)       30,575,244     31,103,863     30,625,328     31,103,797

Other Data:

Return on Average Assets (2)                      0.77%          0.62%          0.80%          0.64%

Return on Average Equity (2)                      2.61%          4.41%          2.71%          4.52%

Net Interest Margin (3)                           3.25%          3.19%          3.31%          3.19%

(1)   Per share amounts related to periods prior to the date of completion of the conversion (January
      3, 2007) have been restated to give retroactive recognition to the exchange ratio applied in the conversion.
(2)   Three and six month results have been annualized.
(3)   Net interest margin is calculated on a tax equivalent basis.

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                   WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
               Selected Consolidated Balance Sheet and Other Data
                    ($ in thousands, except per share data)
                                  (Unaudited)

                                                 June 30       December 31
                                                  2007             2006
                                                  ----             ----

Total assets                                   $1,031,629        $996,829
Securities held to maturity                       263,129         240,392
Securities available for sale                     225,961         168,629
Stock in Federal Home Loan Bank of Boston           5,575           4,246

Loans                                             400,400         390,621
Allowance for loan losses                           5,674           5,437
                                               ----------        --------
Net loans                                         394,726         385,184

Total deposits                                    630,268         627,466

Federal Home Loan Bank advances                    80,000          55,000

Customer repurchase agreements                     20,279          17,919

Stockholders' equity                              293,285         289,408

Book value per share                                 9.19            9.07

Other Data:

Nonperforming loans                            $    1,007        $  1,028

Nonperforming loans as a percentage
 of total assets                                    0.10%           0.10%

Nonperforming loans as a percentage
 of total loans                                     0.25%           0.26%

Allowance for loan losses as a percentage
 of nonperforming loans                              563%            529%

Allowance for loan losses as a percentage
 of total loans                                     1.42%           1.39%

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